Exhibit 99.1
Silver Triangle Building
25505 West Twelve Mile Road
Southfield, MI 48034-8339
(248) 353-2700
creditacceptance.com
NEWS RELEASE
FOR IMMEDIATE RELEASE
Date: August 3, 2010
Investor Relations: Douglas W. Busk
Senior Vice President and Treasurer
(248) 353-2700 Ext. 4432
IR@creditacceptance.com
NASDAQ Symbol: CACC
CREDIT ACCEPTANCE ANNOUNCES
SECOND QUARTER 2010 EARNINGS
Southfield, Michigan — August 3, 2010 — Credit Acceptance Corporation (NASDAQ: CACC) (referred to as the “Company”, “we”, “our”, or “us”) announced consolidated net income of $49.0 million, or $1.55 per diluted share, for the three months ended June 30, 2010 compared to consolidated net income of $36.2 million, or $1.15 per diluted share, for the same period in 2009. For the six months ended June 30, 2010, consolidated net income was $81.1 million, or $2.56 per diluted share, compared to consolidated net income of $65.2 million, or $2.08 per diluted share, for the same period in 2009.
Adjusted net income, a non-GAAP financial measure, for the three months ended June 30, 2010 was $41.7 million, or $1.32 per diluted share, compared to $30.1 million, or $0.96 per diluted share, for the same period in 2009. For the six months ended June 30, 2010, adjusted net income was $77.2 million, or $2.44 per diluted share, compared to adjusted net income of $54.8 million, or $1.75 per diluted share, for the same period in 2009.
Refer to our Form 10-Q, filed today with the Securities and Exchange Commission, which will appear on our website at creditacceptance.com, for a complete discussion of the results of operations and financial data for the three and six months ended June 30, 2010.
Webcast Details
We will host a webcast on August 3, 2010 at 5:00 p.m. Eastern Time to discuss second quarter 2010 results. The webcast can be accessed live by visiting the “Investor Relations” section of our website at creditacceptance.com or by dialing 877-303-2904. Additionally, a replay and transcript of the webcast will be archived in the “Investor Relations” section of our website.

Consumer Loan Performance
At the time the consumer loan is submitted to us for assignment, we forecast future expected cash flows from the consumer loan. Based on these forecasts, an advance or one-time payment is made to the related dealer-partner at a price designed to achieve an acceptable return on capital. If consumer loan performance equals or exceeds our original expectation, it is likely our target return on capital will be achieved.
We use a statistical model to estimate the expected collection rate for each consumer loan at the time of assignment. We continue to evaluate the expected collection rate of each consumer loan subsequent to assignment. Our evaluation becomes more accurate as the consumer loans age, as we use actual performance data in our forecast. By comparing our current expected collection rate for each consumer loan with the rate we projected at the time of assignment, we are able to assess the accuracy of our initial forecast. The following table compares our forecast of consumer loan collection rates as of June 30, 2010, with the forecasts as of March 31, 2010, as of December 31, 2009, and at the time of assignment, segmented by year of assignment:

					Variance in Forecasted Collection
	Forecasted Collection Percentage as of				Percentage from
Consumer
Loan
Assignment	June 30,	March 31,	December 31,	Initial	March 31,	December 31,	Initial
Year	2010	2010	2009	Forecast	2010	2009	Forecast
2001	67.5%	67.5%	67.5%	70.4%	0.0%	0.0%	-2.9%
2002	70.5%	70.5%	70.4%	67.9%	0.0%	0.1%	2.6%
2003	73.7%	73.7%	73.7%	72.0%	0.0%	0.0%	1.7%
2004	73.1%	73.1%	73.1%	73.0%	0.0%	0.0%	0.1%
2005	73.8%	73.8%	73.7%	74.0%	0.0%	0.1%	-0.2%
2006	70.2%	70.3%	70.3%	71.4%	-0.1%	-0.1%	-1.2%
2007	68.0%	68.1%	68.3%	70.7%	-0.1%	-0.3%	-2.7%
2008	69.8%	69.8%	70.0%	69.7%	0.0%	-0.2%	0.1%
2009	77.2%	76.4%	75.6%	71.9%	0.8%	1.6%	5.3%
2010 (1)	75.3%	73.4%	—	73.6%	1.9%	—	1.7%

(1)	The forecasted collection rate for 2010 consumer loans as of June 30, 2010 includes both consumer loans that were in our portfolio as of March 31, 2010 and consumer loans assigned during the most recent quarter. The following table provides forecasted collection rates for each of these segments:

	Forecasted Collection Percentage as of
	June 30,	March 31,
2010 Consumer Loan Assignment Period	2010	2010	Variance
January 1, 2010 through March 31, 2010	76.9%	73.4%	3.5%
April 1, 2010 through June 30, 2010	73.6%	—	—
Consumer loans assigned in 2002 through 2004 and 2008 through 2010 have performed better than our initial expectations while consumer loans assigned in 2001 and 2005 through 2007 have performed worse. During the second quarter of 2010, forecasted collection rates increased for consumer loans assigned during 2009 and 2010 and were consistent with expectations at the start of the period for other assignment years. During the first six months of 2010, forecasted collection rates increased for consumer loans assigned in 2009 and 2010, and decreased modestly for 2007 and 2008 consumer loan assignments.
As a result of current economic conditions and uncertainty about future conditions, our forecasts of future collection rates are subject to a greater than normal degree of risk. Our pricing strategy considers this in that we have established advance rates that are intended to allow us to achieve acceptable levels of profitability, even if collection rates are less than we currently forecast.
The following table presents forecasted consumer loan collection rates, advance rates (includes amounts paid to acquire purchased loans), the spread (the forecasted collection rate less the advance rate), and the percentage of the forecasted collections that had been realized as of June 30, 2010. Payments of dealer holdback and accelerated dealer holdback are not included in the advance percentage paid to the dealer-partner. All amounts, unless otherwise noted, are presented as a percentage of the initial balance of the consumer loan (principal + interest). The table includes both dealer loans and purchased loans.

	As of June 30, 2010

Consumer Loan	Forecasted			% of Forecast
Assignment Year	Collection %	Advance %	Spread %	Realized (1)
2001	67.5%	46.0%	21.5%	99.3%
2002	70.5%	42.2%	28.3%	99.2%
2003	73.7%	43.4%	30.3%	99.0%
2004	73.1%	44.0%	29.1%	98.6%
2005	73.8%	46.9%	26.9%	98.2%
2006	70.2%	46.6%	23.6%	95.9%
2007	68.0%	46.5%	21.5%	86.0%
2008	69.8%	44.6%	25.2%	67.4%
2009	77.2%	43.9%	33.3%	41.0%
2010	75.3%	44.9%	30.4%	9.3%

(1)	Presented as a percentage of total forecasted collections.
The risk of a material change in our forecasted collection rate declines as the consumer loans age. For 2006 and prior consumer loan assignments, the risk of a material forecast variance is modest, as we have currently realized in excess of 95% of the expected collections. Conversely, the forecasted collection rates for more recent consumer loan assignments are less certain as a significant portion of our forecast has not been realized.
The spread between the forecasted collection rate and the advance rate declined during the 2003 through 2007 period as we increased advance rates during this period in response to a more difficult competitive environment. During 2008 and 2009, the spread increased as the competitive environment improved, and we reduced advance rates. In addition, during 2009, the spread was positively impacted by better than expected consumer loan performance. The decline in the spread for 2010 consumer loan assignments reflects advance rate increases implemented during the last four months of 2009 and the first quarter of 2010 to increase unit volume as a result of an increase in the amount of capital available to us.
The following table presents forecasted consumer loan collection rates, advance rates (includes amounts paid to acquire purchased loans), and the spread (the forecasted collection rate less the advance rate) as of June 30, 2010 for purchased loans and dealer loans separately. Payments of dealer holdback and accelerated dealer holdback are not included in the advance percentage paid to the dealer-partner. All amounts are presented as a percentage of the initial balance of the consumer loan (principal + interest).

	Consumer Loan	Forecasted
	Assignment Year	Collection %	Advance %	Spread %
Purchased loans	2007	68.1%	48.6%	19.5%
	2008	68.9%	46.3%	22.6%
	2009	77.3%	44.9%	32.4%
	2010	75.2%	47.1%	28.1%

Dealer loans	2007	67.9%	45.9%	22.0%
	2008	70.4%	43.6%	26.8%
	2009	77.2%	43.6%	33.6%
	2010	75.3%	44.6%	30.7%
Although the advance rate on purchased loans is higher as compared to the advance rate on dealer loans, purchased loans do not require us to pay dealer holdback.

Consumer Loan Volume
Our ability to maintain and grow consumer loan volume is impacted by our pricing strategy, the number of dealer-partners actively participating in our programs, and the competitive environment. The following table summarizes changes in consumer loan assignment volume in each of the last six quarters as compared to the same period in the previous year:

	Year over Year Percent Change
Three Months Ended	Unit Volume	Dollar Volume (1)
March 31, 2009	-13.0%	-28.9%
June 30, 2009	-16.2%	-33.5%
September 30, 2009	-5.7%	-13.0%
December 31, 2009	7.6%	5.9%
March 31, 2010	11.2%	21.6%
June 30, 2010	22.7%	42.2%

(1)	Represents payments made to dealer-partners for advances on dealer loans and the acquisition of purchased loans. Payments of dealer holdback and accelerated dealer holdback are not included.
Dollar and unit volume increased during the first two quarters of 2010 as compared to the same periods in 2009 due to pricing changes implemented during the last four months of 2009 and the first quarter of 2010 that reduced per unit profitability in exchange for increased unit volume.
With the amount of capital available to us, we are in position to grow year over year unit volumes. We will continue to monitor unit volumes and will make additional pricing changes with an objective to maximize economic profit given the capital we have available. Future growth rates will partially depend on how unit volumes respond to pricing changes, which will be influenced to a large degree by how quickly competition returns to our market.
The following table summarizes the changes in consumer loan unit volume and active dealer-partners:

	Three Months Ended June 30,
	2010	2009	% change
Consumer loan unit volume	32,536	26,519	22.7%
Active dealer-partners (1)	2,364	2,304	2.6%

Average volume per active dealer-partner	13.8	11.5	20.0%

Consumer loan unit volume from dealer-partners active both periods	24,285	21,427	13.3%
Dealer-partners active both periods	1,530	1,530	—

Average volume per dealer-partners active both periods	15.9	14.0	13.3%

Consumer loan unit volume from new dealer-partners	1,266	1,583	-20.0%
New active dealer-partners (2)	219	276	-20.7%

Average volume per new active dealer-partners	5.8	5.7	1.8%

Attrition (3)	-19.2%	-28.9%

(1)	Active dealer-partners are dealer-partners who have received funding for at least one dealer loan or purchased loan during the period.

(2)	New active dealer-partners are dealer-partners who enrolled in our program and have received funding for their first dealer loan or purchased loan from us during the period.

(3)	Attrition is measured according to the following formula: decrease in consumer loan unit volume from dealer-partners who have received funding for at least one dealer loan or purchased loan during the comparable period of the prior year but did not receive funding for any dealer loans or purchased loans during the current period divided by prior year comparable period consumer loan unit volume.

Consumer loans are assigned to us through either our portfolio program or our purchase program. The following table summarizes the portion of our consumer loan volume that was assigned to us through our purchase program:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
New purchased loan unit volume as a percentage of total unit volume	9.5%	14.0%	9.3%	16.1%

New purchased loan dollar volume as a percentage of total dollar volume	11.5%	17.0%	11.3%	19.4%
For the three and six months ended June 30, 2010, new purchased loan unit and dollar volume as a percentage of total unit and dollar volume, respectively, decreased as compared to 2009 primarily due to the continued impact of program enrollment eligibility changes we made in 2008, which restricts new dealer-partners’ access to the purchase program.
As of June 30, 2010 and December 31, 2009, the net purchased loans receivable balance was 23.4% and 27.5%, respectively, of the total net loans receivable balance.

Adjusted Financial Results
Adjusted financial results are provided to help shareholders understand our financial performance. The financial data below is non-GAAP, unless labeled otherwise. We use adjusted financial information internally to measure financial performance and to determine incentive compensation. The table below shows our results following adjustments to reflect non-GAAP accounting methods. Material adjustments are explained in the table footnotes and the subsequent “Floating Yield Adjustment” and “Program Fee Yield Adjustment” sections. Measures such as adjusted average capital, adjusted net income, adjusted net income per diluted share, adjusted net income plus interest expense after-tax, adjusted return on capital, adjusted revenue, operating expenses, and economic profit are all non-GAAP financial measures. These non-GAAP financial measures should be viewed in addition to, and not as an alternative for, our reported results prepared in accordance with GAAP.
Adjusted financial results for the three and six months ended June 30, 2010, compared to the same periods in 2009, include the following:

	Three Months Ended			Six Months Ended
	June 30,			June 30,
(Dollars in thousands, except per share data)	2010	2009	% Change	2010	2009	% Change
Adjusted average capital	$1,068,163	$1,007,336	6.0%	$1,039,816	$1,002,366	3.7%
Adjusted net income	$41,729	$30,131	38.5%	$77,241	$54,845	40.8%
Adjusted interest expense after-tax	$7,728	$4,736	63.2%	$15,102	$9,941	51.9%
Adjusted net income plus interest expense after-tax	$49,457	$34,867	41.8%	$92,343	$64,786	42.5%
Adjusted return on capital	18.5%	13.9%	33.1%	17.8%	12.9%	38.0%
Cost of capital	7.7%	6.6%	16.7%	7.8%	6.2%	25.8%
Economic profit	$28,799	$18,493	55.7%	$51,835	$33,379	55.3%

GAAP diluted weighted average shares outstanding	31,601,027	31,423,187	0.6%	31,600,586	31,285,734	1.0%
Adjusted net income per diluted share	$1.32	$0.96	37.5%	$2.44	$1.75	39.4%
Economic profit increased 55.7% and 55.3% for the three and six months ended June 30, 2010, respectively, as compared to the same periods in 2009. Economic profit is a function of the return on capital in excess of the cost of capital and the amount of capital invested in the business. The following table summarizes the impact each of these components had on the increase in economic profit for the three and six months ended June 30, 2010, as compared to the same periods in 2009:

	Year over Year Change in Economic Profit
	Three Months Ended	Six Months Ended
(Dollars in thousands)	June 30, 2010	June 30, 2010
Increase in adjusted return on capital	$12,591	$25,137
Increase in cost of capital	(3,322)	(7,928)
Increase in adjusted average capital	1,037	1,247

Increase in economic profit	$10,306	$18,456

The increases in economic profit for the three and six months ended June 30, 2010, as compared to the same periods in 2009, were primarily the result of increases in our adjusted returns on capital, which increased 470 basis points for the three month period and 480 basis points for the six month period primarily due to the following:
•	Finance charges increased adjusted returns on capital by 300 basis points for the three month period and 350 basis points for the six month period, as compared to the same periods in 2009, primarily due to higher yields on more recent consumer loan assignments.

•	Operating expenses increased adjusted returns on capital by 90 basis points for the three month period and 70 basis points for the six month period, as compared to the same periods in 2009, primarily due to reduced expenses related to information technology, stock compensation, and legal costs.

•	Other income increased adjusted returns on capital by 90 basis points for the three month period and 60 basis points for the six month period, as compared to the same periods in 2009, as a result of $2.1 million (after-tax) of income recognized during the second quarter of 2010 related to an arrangement with one of our third party vehicle service contract providers. This arrangement was discontinued in 2008 and no additional income is expected beyond the amount recognized to date. While we continue to generate income from vehicle service contracts, such amounts are captured through VSC Re and recorded over the life of the contracts.

The increases in adjusted returns on capital were partially offset by a 120 basis point and 150 basis point increase in our cost of capital for the three and six months ended June 30, 2010, respectively, as compared to the same periods in 2009. The increases in our cost of capital were primarily due to an increase in our average cost of debt primarily due to the issuance of our senior notes during the first quarter of 2010.
The following table shows adjusted revenue and operating expenses as a percentage of adjusted average capital and the percentage change in adjusted average capital for each of the last eight quarters, compared to the same periods in the prior year:

	Three Months Ended
	Jun. 30,	Mar. 31,	Dec. 31,	Sept. 30,	Jun. 30,	Mar. 31,	Dec. 31,	Sept. 30,
	2010	2010	2009	2009	2009	2009	2008	2008
Adjusted revenue as a percentage of adjusted average capital	38.7%	37.8%	37.7%	36.6%	32.7%	30.7%	30.2%	28.9%

Operating expenses as a percentage of adjusted average capital	9.3%	10.9%	11.2%	11.3%	10.7%	11.6%	11.1%	10.8%

Adjusted return on capital	18.5%	17.0%	16.7%	16.0%	13.9%	12.0%	12.1%	11.4%

Percentage change in adjusted average capital compared to the same period in the prior year	6.0%	1.4%	-2.4%	-3.0%	1.9%	15.2%	30.4%	42.3%

The following tables show how non-GAAP measures reconcile to GAAP measures. All after-tax adjustments are calculated using a 37% tax rate as we estimate that to be our long term average effective tax rate. Amounts do not recalculate due to rounding.

	Three Months Ended
	Jun. 30,	Mar. 31,	Dec. 31,	Sept. 30,	Jun. 30,	Mar. 31,	Dec. 31,	Sept. 30,
(Dollars in thousands)	2010	2010	2009	2009	2009	2009	2008	2008
Adjusted net income
GAAP net income	$49,040	$32,010	$40,335	$40,734	$36,185	$29,001	$18,556	$20,657
Floating yield adjustment (after-tax)	(330)	2,349	(4,679)	(4,617)	(5,882)	(4,345)	4,125	1,183
Program fee yield adjustment (after-tax)	79	115	121	152	203	320	372	506
Loss (gain) from discontinued United Kingdom segment (after-tax)	25	5	(263)	78	(35)	11	221	(326)
Interest expense related to interest rate swap agreement (after-tax)	—	—	(68)	(94)	(147)	(213)	242	(179)
Adjustment to record taxes at 37% (1)	(7,085)	1,033	62	(1,562)	(193)	(60)	56	419

Adjusted net income	$41,729	$35,512	$35,508	$34,691	$30,131	$24,714	$23,572	$22,260

Adjusted net income per diluted share	$1.32	$1.12	$1.11	$1.10	$0.96	$0.79	$0.76	$0.72
Diluted weighted average shares outstanding	31,601,027	31,584,326	31,868,441	31,539,119	31,423,187	31,180,146	31,038,088	31,024,455

Adjusted revenue
GAAP total revenue	$111,779	$103,262	$100,135	$100,268	$92,373	$87,888	$86,296	$80,107
Floating yield adjustment	(524)	3,729	(7,426)	(7,329)	(9,336)	(6,898)	6,546	1,880
Program fee yield adjustment	125	182	191	242	322	507	590	804
Provision for credit losses	(1,782)	(6,433)	4,942	3,433	3,766	(167)	(14,252)	(8,278)
Provision for claims	(6,282)	(5,212)	(4,513)	(5,148)	(4,829)	(4,809)	(2,650)	13

Adjusted revenue	$103,316	$95,528	$93,329	$91,466	$82,296	$76,521	$76,530	$74,526

Adjusted average capital
GAAP average debt	$509,867	$492,069	$510,123	$562,663	$604,863	$624,279	$665,635	$706,637
GAAP average shareholders’ equity	553,297	514,364	474,984	428,377	388,242	352,562	331,402	308,990
Floating yield adjustment	5,485	5,619	5,394	10,134	15,243	21,829	18,643	18,002
Program fee yield adjustment	(486)	(583)	(697)	(834)	(1,012)	(1,274)	(1,609)	(2,048)

Adjusted average capital	$1,068,163	$1,011,469	$989,804	$1,000,340	$1,007,336	$997,396	$1,014,071	$1,031,581

Adjusted revenue as a percentage of adjusted average capital	38.7%	37.8%	37.7%	36.6%	32.7%	30.7%	30.2%	28.9%

Adjusted return on capital
Adjusted net income	$41,729	$35,512	$35,508	$34,691	$30,131	$24,714	$23,572	$22,260
Adjusted interest expense (after-tax)	7,728	7,374	5,767	5,225	4,736	5,205	6,994	7,081

Adjusted net income plus interest expense (after-tax)	$49,457	$42,886	$41,275	$39,916	$34,867	$29,919	$30,566	$29,341

Adjusted return on capital (2)	18.5%	17.0%	16.7%	16.0%	13.9%	12.0%	12.1%	11.4%

Economic profit
Adjusted return on capital	18.5%	17.0%	16.7%	16.0%	13.9%	12.0%	12.1%	11.4%
Cost of capital (3)	7.7%	7.9%	7.3%	6.9%	6.6%	6.0%	6.3%	6.5%

Adjusted return on capital in excess of cost of capital	10.8%	9.1%	9.4%	9.1%	7.3%	6.0%	5.8%	4.9%
Adjusted average capital	$1,068,163	$1,011,469	$989,804	$1,000,340	$1,007,336	$997,396	$1,014,071	$1,031,581

Economic profit	$28,799	$23,036	$23,205	$22,515	$18,493	$14,886	$14,559	$12,628

Operating expenses
GAAP salaries and wages	$14,050	$16,110	$16,395	$16,862	$16,515	$17,121	$17,788	$16,766
GAAP general and administrative	5,920	6,542	7,633	7,869	6,894	7,995	6,795	6,977
GAAP sales and marketing	4,834	4,810	3,788	3,533	3,566	3,921	3,446	4,103

Operating expenses	$24,804	$27,462	$27,816	$28,264	$26,975	$29,037	$28,029	$27,846

Operating expenses as a percentage of adjusted average capital	9.3%	10.9%	11.2%	11.3%	10.7%	11.6%	11.1%	10.8%

Percentage change in adjusted average capital compared to the same period in the prior year	6.0%	1.4%	-2.4%	-3.0%	1.9%	15.2%	30.4%	42.3%

	Six Months Ended June 30,
(Dollars in thousands, except per share data)	2010	2009
Adjusted net income
GAAP net income	$81,050	$65,186
Floating yield adjustment (after-tax)	2,019	(10,227)
Program fee yield adjustment (after-tax)	194	523
Loss (gain) from discontinued United Kingdom segment (after-tax)	30	(24)
Interest expense related to interest rate swap agreement	—	(360)
Adjustment to record taxes at 37%	(6,052)	(253)

Adjusted net income	$77,241	$54,845

Adjusted net income per diluted share	$2.44	$1.75
Diluted weighted average shares outstanding	31,600,586	31,285,734

Adjusted average capital
GAAP average debt	$500,968	$614,571
GAAP average shareholders’ equity	533,830	370,402
Floating yield adjustment	5,553	18,536
Program fee yield adjustment	(535)	(1,143)

Adjusted average capital	$1,039,816	$1,002,366

Adjusted return on capital
Adjusted net income	$77,241	$54,845
Adjusted interest expense after-tax	15,102	9,941

Adjusted net income plus interest expense after-tax	$92,343	$64,786

Adjusted return on capital (2)	17.8%	12.9%

Economic profit
Adjusted return on capital	17.8%	12.9%
Cost of capital (3)	7.8%	6.2%

Adjusted return on capital in excess of cost of capital	10.0%	6.7%
Adjusted average capital	$1,039,816	$1,002,366

Economic profit	$51,835	$33,379

(1)	The adjustment for the three months ended June 30, 2010 is primarily related to the reversal of reserves for uncertain tax positions and associated interest as a result of the completion of the IRS audit during the period, which reduced our effective tax rate under GAAP.

(2)	Adjusted return on capital is defined as annualized adjusted net income plus adjusted interest expense after-tax divided by adjusted average capital.

(3)	The cost of capital includes both a cost of equity and a cost of debt. The cost of equity capital is determined based on a formula that considers the risk of the business and the risk associated with our use of debt. The formula utilized for determining the cost of equity capital is as follows: (the average 30 year treasury rate + 5%) + [(1 — tax rate) x (the average 30 year treasury rate + 5% — pre-tax average cost of debt rate) x average debt/(average equity + average debt x tax rate)]. For the periods presented, the average 30 year treasury rate and the adjusted pre-tax average cost of debt were as follows:

	Three Months Ended
	Jun. 30,	Mar. 31,	Dec. 31,	Sept. 30,	Jun. 30,	Mar. 31,	Dec. 31,	Sept. 30,
	2010	2010	2009	2009	2009	2009	2008	2008
Average 30 year treasury rate	4.4%	4.6%	4.3%	4.2%	4.1%	3.5%	3.8%	4.5%

Adjusted pre-tax average cost of debt	9.6%	9.5%	7.2%	5.9%	5.0%	5.3%	6.7%	6.4%

	Six Months Ended
	Jun. 30,	Jun. 30,
	2010	2009
Average 30 year treasury rate	4.5%	3.8%

Adjusted pre-tax average cost of debt	9.6%	5.1%

Floating Yield Adjustment
The purpose of this adjustment is to modify the calculation of our GAAP-based finance charge revenue so that favorable and unfavorable changes in expected cash flows from loans receivable are treated consistently. To make the adjustment understandable, we must first explain how GAAP requires us to account for finance charge revenue, our primary revenue source.
Finance charge revenue equals the cash inflows from our loan portfolio less cash outflows to acquire the loans. Our GAAP finance charge revenue is based on estimates of future cash flows and is recognized on a level-yield basis over the estimated life of the loan. With the level-yield approach, the amount of finance charge revenue recognized from a loan in a given period, divided by the loan asset, is a constant percentage. Under GAAP, favorable changes in expected cash flows are treated as increases to the yield and are recognized over time, while unfavorable changes are recorded as a current period expense. The non-GAAP methodology that we use (the “floating yield” method) is identical to the GAAP approach except that, under the “floating yield” method, all changes in expected cash flows (both positive and negative) are treated as yield adjustments and therefore impact earnings over time. The GAAP treatment always results in a lower carrying value of the loan receivable asset, but may result in either higher or lower earnings for any given period depending on the timing and amount of expected cash flow changes.
We believe adjusted earnings, which include the floating yield adjustment, are a more accurate reflection of the performance of our business, since both favorable and unfavorable changes in estimated cash flows are treated consistently.
Program Fee Yield Adjustment
The purpose of this adjustment is to make revenue from program fees comparable across time periods. In 2001, we began charging dealer-partners a monthly program fee. Effective January 1, 2007, we implemented a change in the way these fees are charged designed to positively impact dealer-partner attrition. We continue to charge a monthly program fee, but instead of collecting the fee in the current period, we collect it from future dealer holdback payments.
As a result of this change, (as of January 1, 2007) we record program fees on a GAAP basis as a yield adjustment, recognizing these fees as finance charge revenue over the term of the dealer loan because collection is dependent on the future cash flows of the loan. Previously, we had recorded the fee as program fee revenue in the month the fee was charged. The current GAAP treatment is more consistent with the cash economics of the business.
To allow for proper comparisons between periods, we make an adjustment to our financial results as though program fees had always been recorded as a yield adjustment. The program fee yield adjustment is immaterial for 2010 and future periods.

Cautionary Statement Regarding Forward-Looking Information
We claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 for all of our forward-looking statements. Statements in this release that are not historical facts, such as those using terms like “may,” “will,” “should,” “believe,” “expect,” “anticipate,” “assume,” “forecast,” “estimate,” “intend,” “plan,” “target” and those regarding our future results, plans and objectives, are “forward-looking statements” within the meaning of the federal securities laws. These forward-looking statements represent our outlook only as of the date of this release. Actual results could differ materially from these forward-looking statements since the statements are based on our current expectations, which are subject to risks and uncertainties. Factors that might cause such a difference include, but are not limited to, the factors set forth in Item 1A to our Form 10-K for the year ended December 31, 2009, other risk factors discussed herein or listed from time to time in our reports filed with the Securities and Exchange Commission and the following:
•	Our inability to accurately forecast and estimate the amount and timing of future collections could have a material adverse effect on results of operations.

•	We may be unable to execute our business strategy due to current economic conditions.

•	We may be unable to continue to access or renew funding sources and obtain capital needed to maintain and grow our business.

•	The terms of our debt limit how we conduct our business.

•	The conditions of the U.S. and international capital markets may adversely affect lenders with which we have relationships, causing us to incur additional costs and reducing our sources of liquidity, which may adversely affect our financial position, liquidity and results of operations.

•	Our substantial debt could negatively impact our business, prevent us from satisfying our debt obligations and adversely affect our financial condition.

•	Due to competition from traditional financing sources and non-traditional lenders, we may not be able to compete successfully.

•	We may not be able to generate sufficient cash flows to service our outstanding debt and fund operations and may be forced to take other actions to satisfy our obligations under such debt.

•	Interest rate fluctuations may adversely affect our borrowing costs, profitability and liquidity.

•	Reduction in our credit rating could increase the cost of our funding from, and restrict our access to, the capital markets and adversely affect our liquidity, financial condition and results of operations.

•	We may incur substantially more debt and other liabilities. This could exacerbate further the risks associated with our current debt levels.

•	The regulation to which we are or may become subject could result in a material adverse effect on our business.

•	Adverse changes in economic conditions, the automobile or finance industries, or the non-prime consumer market could adversely affect our financial position, liquidity and results of operations, the ability of key vendors that we depend on to supply us with services, and our ability to enter into future financing transactions.

•	Litigation we are involved in from time to time may adversely affect our financial condition, results of operations and cash flows.

•	Our operations are dependent on technology.

•	We are dependent on our senior management and the loss of any of these individuals or an inability to hire additional team members could adversely affect our ability to operate profitably.

•	Our reputation is a key asset to our business, and our business may be affected by how we are perceived in the marketplace.

•	The concentration of our dealer-partners in several states could adversely affect us.

•	Failure to properly safeguard confidential consumer information could subject us to liability, decrease our profitability and damage our reputation.

•	Our founder controls a majority of our common stock, has the ability to control matters requiring shareholder approval and has interests which may conflict with the interests of our other security holders.

•	Reliance on our outsourced business functions could adversely affect our business.

•	Natural disasters, acts of war, terrorist attacks and threats or the escalation of military activity in response to these attacks or otherwise may negatively affect our business, financial condition and results of operations.
Other factors not currently anticipated by management may also materially and adversely affect our results of operations. We do not undertake, and expressly disclaim any obligation, to update or alter our statements whether as a result of new information, future events or otherwise, except as required by applicable law.
Description of Credit Acceptance Corporation
Since 1972, Credit Acceptance has provided auto loans to consumers, regardless of their credit history. Our product is offered through a nationwide network of automobile dealers who benefit from sales of vehicles to consumers who otherwise could not obtain financing; from repeat and referral sales generated by these same customers; and from sales to customers responding to advertisements for our product, but who actually end up qualifying for traditional financing.
Without our product, consumers are often unable to purchase a vehicle or they purchase an unreliable one. Further, as we report to the three national credit reporting agencies, an important ancillary benefit of our program is that we provide a significant number of our consumers with an opportunity to improve their lives by improving their credit score and move on to more traditional sources of financing. Credit Acceptance is publicly traded on the NASDAQ under the symbol CACC. For more information, visit creditacceptance.com.

CREDIT ACCEPTANCE CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Dollars in thousands, except per share data)	2010	2009	2010	2009
Revenue:
Finance charges	$95,549	$81,124	$185,212	$157,850
Premiums earned	8,245	7,201	15,949	13,661
Other income	7,985	4,048	13,880	8,750

Total revenue	111,779	92,373	215,041	180,261

Costs and expenses:
Salaries and wages	14,050	16,515	30,160	33,636
General and administrative	5,920	6,894	12,462	14,889
Sales and marketing	4,834	3,566	9,644	7,487
Provision for credit losses	1,790	(3,790)	8,216	(3,626)
Interest	12,267	7,285	23,972	15,208
Provision for claims	6,282	4,829	11,494	9,638

Total costs and expenses	45,143	35,299	95,948	77,232

Income from continuing operations before provision for income taxes	66,636	57,074	119,093	103,029

Provision for income taxes	17,571	20,924	38,013	37,867

Income from continuing operations	49,065	36,150	81,080	65,162

Discontinued operations
(Loss) gain from discontinued United Kingdom operations	(25)	49	(30)	34
Provision for income taxes	—	14	—	10

(Loss) gain from discontinued operations	(25)	35	(30)	24

Net income	$49,040	$36,185	$81,050	$65,186

Net income per common share:
Basic	$1.57	$1.18	$2.61	$2.14

Diluted	$1.55	$1.15	$2.56	$2.08

Income from continuing operations per common share:
Basic	$1.57	$1.18	$2.61	$2.14

Diluted	$1.55	$1.15	$2.57	$2.08

(Loss) gain from discontinued operations per common share:
Basic	$—	$—	$—	$—

Diluted	$—	$—	$—	$—

Weighted average shares outstanding:
Basic	31,172,229	30,600,531	31,107,721	30,510,439
Diluted	31,601,027	31,423,187	31,600,586	31,285,734

CREDIT ACCEPTANCE CORPORATION
CONSOLIDATED BALANCE SHEETS

	As of
	June 30, 2010	December 31, 2009
(Dollars in thousands, except per share data)	(Unaudited)
ASSETS:
Cash and cash equivalents	$1,537	$2,170
Restricted cash and cash equivalents	63,859	82,456
Restricted securities available for sale	2,893	3,121

Loans receivable (including $11,179 and $12,674 from affiliates as of June 30, 2010 and December 31, 2009, respectively)	1,259,647	1,167,558
Allowance for credit losses	(124,871)	(117,545)

Loans receivable, net	1,134,776	1,050,013

Property and equipment, net	18,344	18,735
Income taxes receivable	6,995	3,956
Other assets	26,414	15,785

Total Assets	$1,254,818	$1,176,236

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Liabilities:
Accounts payable and accrued liabilities	$79,042	$77,295
Line of credit	4,300	97,300
Secured financing	240,500	404,597
Mortgage note and capital lease obligations	4,665	5,082
Senior notes	244,007	—
Deferred income taxes, net	100,686	93,752

Total Liabilities	673,200	678,026

Shareholders’ Equity:
Preferred stock, $.01 par value, 1,000,000 shares authorized, none issued	—	—
Common stock, $.01 par value, 80,000,000 shares authorized, 31,024,015 and 31,038,217 shares issued and outstanding as of June 30, 2010 and December 31, 2009, respectively	310	311
Paid-in capital	25,952	24,370
Retained earnings	555,483	474,433
Accumulated other comprehensive loss, net of tax of $75 and $526 at June 30, 2010 and December 31, 2009, respectively	(127)	(904)

Total Shareholders’ Equity	581,618	498,210

Total Liabilities and Shareholders’ Equity	$1,254,818	$1,176,236